FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-227784-04

From: [REDACTED] (UBS SECURITIES LLC)

Sent: Thursday, September 19, 2019 11:09 AM

Subject: UBSCM 2019-C17 **NEW ISSUE ANNOUNCEMENT** PUBLIC

NEW ISSUE FIXED RATE CMBS: $672.266mm UBS Commercial Mortgage Trust 2019-C17

CO-LEAD MANAGERS AND	UBS SECURITIES LLC, WELLS FARGO
JOINT BOOKRUNNERS:	SECURITIES, LLC

CO-MANAGERS:	CIBC WORLD MARKETS CORP., DREXEL
HAMILTON, LLC, ACADEMY SECURITIES,
INC., BANCROFT CAPITAL, LLC & BREAN
CAPITAL, LLC

PUBLICLY OFFERED CERTIFICATES

CLASS	FITCH/KBRA/MOODY'S	SIZE($MM)	WAL(YRS)	CE%	LTV%	NOI DY%
A-1	AAAsf/AAA(sf)/Aaa(sf)	$28.574	2.77	30.000%	44.4%	15.4%
A-2	AAAsf/AAA(sf)/Aaa(sf)	$8.642	4.83	30.000%	44.4%	15.4%
A-SB	AAAsf/AAA(sf)/Aaa(sf)	$49.377	7.29	30.000%	44.4%	15.4%
A-3*	AAAsf/AAA(sf)/Aaa(sf)	$221.412	9.72	30.000%	44.4%	15.4%
A-4*	AAAsf/AAA(sf)/Aaa(sf)	$236.026	9.87	30.000%	44.4%	15.4%
A-S	AAAsf/AAA(sf)/Aa2(sf)	$58.289	9.92	22.500%	49.2%	13.9%
B	AA-sf/AA(sf)/NR	$34.973	9.92	18.000%	52.0%	13.2%
C	A-sf/A(sf)/NR	$34.973	9.93	13.500%	54.9%	12.5%

*Size subject to change as detailed in the attached Term Sheet. Expected ranges:

A-3: 72.199mm - 221.412mm

A-4: 236.026mm - 385.239mm

POOL BALANCE:	$807,336,117
NUMBER OF LOANS/PROPERTIES:	70/97
WA MORTGAGE RATE:	4.276%
WA UW NCF DSCR:	1.92x
WA CUT-OFF LTV:	63.4%
WA UW NOI DEBT YLD:	10.8%
WA ORIG TERM TO
MATURITY OR ARD:	119
WA REM AMORTIZING TERM:	355
LOAN SELLERS:	UBS(29.6%), WFB(17.9%), RMF(16.8%), LCF(13.7%)
RREF(12.6%), CIBC(9.4%)
TOP 5 STATES:	CA(20.6%), MI(8.1%), PA(6.6%), NV(6.2%), WI(5.6%)
TOP 5 PROPERTY TYPES:	RT(22.9%), HT(21.8%), IN(15.3%), OF(13.6%), MU(9.7%)
AMORTIZATION TYPE:	Interest Only followed by Amortization through
Maturity Date (34.3%), Interest Only through
Maturity Date or ARD (33.7%), Amortization
through Maturity Date (32.0%)
MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	Rialto Capital Advisors, LLC
TRUSTEE:	Wilmington Trust, National Association
CERT ADMIN:	Wells Fargo Bank, National Association
RISK RETENTION:	RREF, the retaining sponsor, intends to satisfy
the U.S. credit risk retention requirement
through the purchase by one or more "majority-
owned affiliate" (as defined in the credit risk
retention rules), from the underwriters and
initial purchasers, on the Closing Date, of (i)
an "eligible horizontal residual interest"
comprised of the Class NR-RR certificates that
are not part of the VRR Interest and (ii) and
"eligible vertical interest" comprised of a
certain percentage of the certificate balance,
notional amount, or percentage interest in each
class of certificates (other than the Class R
certificates)(the "VRR Interest").

EXPECTED PRICING:	Week of September 23rd
EXPECTED SETTLEMENT:	On or about October 15, 2019
PRESALES:	Available on rating agency websites Thursday-Friday
THIRD PARTY PASSWORDS:	By end of day 9/19/19

ATTACHED:	Term Sheet; Annex A-1

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The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-227784) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-877-713-1030 (8 a.m. – 5 p.m. EST).

The offered certificates may not be suitable for all investors. Investors are urged to read the preliminary prospectus related to the offered certificates prior to making an investment decision and, following availability thereof, the prospectus, relating to the offered certificates because they contain important information regarding the offering that is not included herein.

The offered certificates referred to in these materials and the asset pool backing them are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, after you indicate an interest in purchasing any class of offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you.

Any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters will not create binding contractual obligations for you, on the one hand, or the underwriters, the issuer or any of their respective affiliates, on the other hand.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein, however,

there is no guaranty that any such assumptions will coincide with actual market conditions or events.

The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the offered certificates mentioned herein or derivatives thereof (including options). UBS Securities LLC and the other underwriters or any of their respective affiliates may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the prospectus. The information in this free writing prospectus is preliminary and subject to change prior to the time of sale. Information in these materials regarding any offered certificates discussed herein supersedes all prior information regarding such offered certificates. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any offered certificate in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

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